                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Whitehall Jewellers, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity, and cash flow, present fairly, in all material respects, the financial position of Whitehall Jewellers, Inc. (the "Company") at January 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Chicago, Illinois
February 22, 2000

BALANCE SHEETS
as of January 31, 2000, and January 31, 1999 (in thousands, except for share amounts)

                                                                              2000               1999
                                                                      ------------       ------------
               ASSETS
Current assets:
      Accounts receivable, net                                        $      3,159       $      3,297
      Layaway receivables, net                                               5,638              3,514
      Merchandise inventories                                              147,691            116,748
      Other current assets                                                   1,109              1,329
      Deferred income taxes, net                                             2,086              1,518
      Deferred financing costs                                                 362                143
                                                                      ------------       ------------
           Total current assets                                            160,045            126,549
Property and equipment, net                                                 49,144             34,304
Goodwill, net                                                                6,186              6,448
Deferred income taxes, net                                                     613                926
Deferred financing costs                                                       948              1,529
                                                                      ------------       ------------
           Total assets                                               $    216,936       $    169,756
                                                                      ============       ============

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Outstanding checks, net                                         $     17,207       $      8,003
      Revolver loans                                                        41,117             28,886
      Current portion of long-term debt                                      3,250              2,750
      Accounts payable                                                      37,005             25,601
      Income taxes                                                           7,315              5,226
      Accrued payroll                                                        5,945              4,174
      Other accrued expenses                                                16,868             13,431
                                                                      ------------       ------------
           Total current liabilities                                       128,707             88,071

      Total long-term debt, net of current portion                          14,640             17,890
      Other long-term liabilities                                            1,661              1,627
                                                                      ------------       ------------
           Total liabilities                                               145,008            107,588


Commitments and contingencies

Stockholders' equity:
      Common stock, ($.001 par value; 30,000,000 shares
      authorized; 15,353,120 shares, 15,278,789 shares issued,
      respectively)                                                             15                 15
      Class B common stock, ($1.00 par value; 29,567 shares
      authorized; 152 shares issued and outstanding)                            --                 --
      Additional paid-in capital                                            60,426             60,003
      Accumulated earnings                                                  21,484              2,150
                                                                      ------------       ------------
                                                                            81,925             62,168

      Treasury stock, 883,376 and 26 shares, respectively, at cost          (9,997)                --
                                                                      ------------       ------------
           Total stockholders' equity, net                                  71,928             62,168
                                                                      ------------       ------------
           Total liabilities and stockholders' equity                 $    216,936       $    169,756
                                                                      ============       ============

    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF OPERATIONS
for the years ended January 31, 2000, 1999 and 1998
(in thousands, except for per share data)

                                                               2000          1999          1998
                                                            ---------     ---------     ---------
Net sales                                                   $ 315,406     $ 238,942     $ 188,898

Cost of sales (including buying and occupancy expenses)       182,898       139,368       110,873
                                                            ---------     ---------     ---------
   Gross profit                                               132,508        99,574        78,025

Selling, general and administrative expenses                   95,252        72,261        55,809
                                                            ---------     ---------     ---------
   Income from operations                                      37,256        27,313        22,216

Interest expense                                                5,819         4,123         3,806
                                                            ---------     ---------     ---------
   Income before income taxes                                  31,437        23,190        18,410

Income tax expense                                             12,103         8,928         7,180
                                                            ---------     ---------     ---------
   Income before extraordinary item                            19,334        14,262        11,230

Extraordinary item, net                                            --            --        (1,035)
                                                            ---------     ---------     ---------
   Net income                                               $  19,334     $  14,262     $  10,195
                                                            =========     =========     =========

Basic earnings per share:
   Income before extraordinary item                         $    1.33     $    0.93     $    0.74
   Extraordinary item, net                                         --            --         (0.07)
                                                            ---------     ---------     ---------
   Net income                                               $    1.33     $    0.93     $    0.67
                                                            =========     =========     =========
   Weighted average common share and common share
   equivalents                                                 14,560        15,275        15,140
                                                            =========     =========     =========

Diluted earnings per share:
   Income before extraordinary item                         $    1.28     $    0.92     $    0.73
   Extraordinary item, net                                         --            --         (0.07)
                                                            ---------     ---------     ---------
   Net income                                               $    1.28     $    0.92     $    0.66
                                                            =========     =========     =========
   Weighted average common share and common share
   equivalents                                                 15,129        15,495        15,338
                                                            =========     =========     =========

    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF STOCKHOLDERS' EQUITY
for the years ended January 31, 2000, 1999 and 1998
(in thousands)


                                     Common        Class B         Additional         Accumulated
                                      Stock   Common Stock    Paid-In Capital   Earnings/(Deficit)  Treasury Stock
                                   ---------------------------------------------------------------------------------
Balance at January 31, 1997        $     15             --           $ 59,799            $(22,307)              --
Net income                               --             --                 --              10,195               --
Exercise of options                      --             --                101                  --               --
                                   ---------------------------------------------------------------------------------
Balance at January 31, 1998              15             --             59,900             (12,112)              --
Net income                               --             --                 --              14,262               --
Exercise of options                      --             --                103                  --               --
                                   ---------------------------------------------------------------------------------
Balance at January 31, 1999              15             --             60,003               2,150               --
Net income                               --             --                 --              19,334               --
Exercise of options                      --             --                423                  --               --
Treasury stock repurchase                --             --                 --                  --           (9,997)
                                   ---------------------------------------------------------------------------------
Balance at January 31, 2000        $     15             --           $ 60,426            $ 21,484         $ (9,997)
                                   =================================================================================

    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CASH FLOWS
for the years ended January 31, 2000, 1999 and 1998 (in thousands)

                                                                                 2000           1999           1998
                                                                            ---------      ---------      ---------
Cash flows from operating activities:
    Net income                                                              $  19,334      $  14,262      $  10,195
    Adjustments to reconcile net income to net cash
        provided by operating activities:
    Loss on extinguishment of debt, net of taxes                                   --             --            218
    Depreciation and amortization                                               7,603          5,204          3,964
    Loss on disposition of assets                                                 380             84             41
    Proceeds from accounts receivables sold, net                                   --          4,041             --
    Changes in assets and liabilities, net of effects of acquisition:
         Decrease (increase) in accounts receivable, net                          138           (754)        (1,178)
         (Increase) in layaway receivables, net                                (2,124)          (878)          (595)
         (Increase) in merchandise inventories, net of gold consignment       (30,943)       (28,476)       (20,571)
         Decrease (increase) in other current assets                              220           (216)          (358)
         (Increase) decrease in deferred taxes, net                              (255)           688          4,241
         (Increase) in deferred financing costs                                    --         (1,215)          (100)
         Increase in accounts payable                                          11,404          9,076          1,819
         Increase in accrued liabilities and long-term liabilities              7,331          9,193          2,712
                                                                            ---------      ---------      ---------
               Net cash provided by operating activities                       13,088         11,009            388
Cash flows from investing activities:
    Capital expenditures                                                      (22,199)       (14,667)       (10,495)
    Payment for acquired jewelry stores                                            --        (21,760)            --
    Proceeds from assets sold, net                                                 --            467             --
                                                                            ---------      ---------      ---------
         Net cash used in investing activities                                (22,199)       (35,960)       (10,495)
Cash flows from financing activities:
    Borrowing on revolver loan                                                343,362        273,930        499,529
    Repayment of revolver loan                                               (334,146)      (261,885)      (493,435)
    Repayment of term loan                                                     (2,750)            --             --
    Repayment of old term loan                                                     --        (11,426)            --
    Repayment of subordinated debt                                                 --             --         (9,880)
    Proceeds from term loan                                                        --         20,000         11,426
    Proceeds from gold consignment                                              3,015          5,984             --
    Proceeds from exercise of stock options                                       423            103            101
    Purchases of treasury stock                                                (9,997)            --             --
    Increase (decrease) in outstanding checks, net                              9,204         (1,755)         2,366
                                                                            ---------      ---------      ---------
         Net cash provided by financing activities                              9,111         24,951         10,107
                                                                            ---------      ---------      ---------
Net change in cash and cash equivalents                                            --             --             --
Cash and cash equivalents at beginning of period                                   --             --             --
                                                                            ---------      ---------      ---------
Cash and cash equivalents at end of period                                  $      --      $      --      $      --
                                                                            =========      =========      =========
Supplemental disclosures of cash flow information:
    Interest paid during year                                               $   5,419      $   3,913      $   3,481
    Income taxes paid during year                                              10,188          4,659            945

    The accompanying notes are an integral part of the financial statements.

                          NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF OPERATIONS

The financial statements of Whitehall Jewellers, Inc. (the "Company") include the results of the Company's chain of specialty retail fine jewelry stores. The Company operates exclusively in one business segment, specialty retail jewelry. The Company has a national presence with 290 stores as of January 31, 2000, located in 32 states operating in regional or super-regional shopping malls.

2.   ACQUISITION

On September 10, 1998, the Company acquired substantially all of the assets of 36 jewelry stores operating under the Jewel Box name from Carlyle & Co. Jewelers and its affiliates, headquartered in Greensboro, North Carolina. The stores are located in eight states in the Southeastern United States. The Company purchased all associated inventory, accounts receivable and fixed assets for approximately $22 million (including fees and other costs) in cash (the "Acquisition"). The Company financed the Acquisition through a term loan and revolving credit facility under its Credit Agreement (see Note 8, Financing Arrangements). In a related transaction, the Company sold all of the acquired Jewel Box customer accounts receivable for cash to BancOne, N.A.

The Acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of Acquisition. The excess of the purchase price over the fair values of the net assets acquired was $6.6 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 25 years. Goodwill amortization was $262,000 and $106,000 for the years ended January 31, 2000 and 1999, respectively.

The net purchase price was allocated as follows:

----------------------------------------------------------
(in thousands)
----------------------------------------------------------
Inventory                                         $ 9,636
----------------------------------------------------------
Accounts receivable                                 3,902
----------------------------------------------------------
Other current assets                                  121
----------------------------------------------------------
Fixed assets                                        1,861
----------------------------------------------------------
Other accrued expenses                               (315)
----------------------------------------------------------
Goodwill                                            6,555
----------------------------------------------------------

----------------------------------------------------------
Purchase price                                    $21,760
----------------------------------------------------------

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS
For the purpose of the statements of cash flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents.

OUTSTANDING CHECKS
Outstanding checks are stated net of store cash balances of approximately $2,569,000 and $1,787,000 as of January 31, 2000 and 1999, respectively.

LAYAWAY RECEIVABLES, NET
Layaway receivables include those sales to customers under the Company's layaway policies, which have not been collected fully as of the end of the year. Layaway receivables are net of customer payments received to date, and net of an estimate for those layaway sales, which the Company anticipates will never be consummated. This estimate is based on the Company's historical calculation of layaway sales that will never be completed. The Company charges the customer to cover the costs of administration for inactive layaways. Effective
February 1, 2000, the Company will change its accounting policy for layaway sales in consideration of guidance issued by the Securities and Exchange Commission in accordance with Staff Accounting Bulletin 101, ("Revenue Recognition in Financial Statements"). See Note 15, Subsequent Events.

MERCHANDISE INVENTORIES
Merchandise inventories are stated principally at the lower of average cost or market. The Company also obtains merchandise from vendors under various consignment agreements. The consigned inventory and related contingent obligations are not reflected in the Company's financial statements. At the time of sale, the Company records the purchase liability and the related cost of merchandise in cost of sales.

PROPERTY AND EQUIPMENT
Property and equipment are carried at cost, less accumulated depreciation and amortization. Furniture and fixtures are depreciated on a straight-line basis over estimated useful lives ranging from five to ten years. Software costs are amortized on a straight-line basis over five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease terms or ten years.

Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

LONG LIVED ASSETS
When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of long lived assets carrying values, using estimates of undiscounted future cash flows over remaining asset lives. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values.

GOODWILL
Goodwill represents the excess of cost over the fair values of assets acquired and is amortized over 25 years using the straight-line method.

DEFERRED FINANCING COSTS
In connection with the Company's financing agreements, the Company incurred various financing costs, which have been deferred on the Company's balance sheet and are amortized over the terms of the agreements.

STORE PREOPENING EXPENSE
Expenses associated with the opening of new store locations are expensed in the period such costs are incurred.

LEASE EXPENSE
The Company leases office facilities and all retail stores. Certain leases require increasing annual minimum lease payments over the term of the lease. Minimum lease expense under these agreements is recognized on a straight-line basis over the terms of the respective leases. Virtually all leases covering retail stores provide for additional contingent rentals based on a percentage of sales. These costs are expensed in the period incurred.

REVENUE RECOGNITION
The Company recognizes revenue when the customer takes title to merchandise or based upon the opening of layaway accounts. Effective February 1, 2000, the Company will change its accounting policy for layaway sales and recognize revenue on layaway sales upon delivery of the merchandise to the customer (see
Note 15, Subsequent Events).

EARNINGS PER SHARE
Earnings per share are calculated by dividing net income by the weighted average common and potentially issuable shares outstanding during the period. The Company completed a three-for-two stock split effected in the form of a stock dividend payable on January 4, 2000 to all common shareholders of record at the close of business on December 24, 1999. The financial statements have been restated for all periods presented to give effect to this split.

INCOME TAXES
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

STOCK-BASED COMPENSATION
The Company accounts for stock based compensation under the basis of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and will continue to do so in the future. However, the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", have been adopted.

COMPREHENSIVE INCOME
The Company has adopted Statement of Financials Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income", for the years ended January 31, 2000, 1999 and 1998. The Company has no components of other comprehensive income, as defined by SFAS 130, which are not contained in net income as reported on the accompanying statements of operations.

MANAGEMENT ESTIMATES
The preparation of financial statements in conjunction with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS
Certain amounts for the years ended January 31, 1999 were reclassified to conform to the current year presentation.

4.   ACCOUNTS RECEIVABLE, NET

The Company has charged $1,180,000, $1,278,000 and $1,182,000 for doubtful accounts for the years ended January 31, 2000, 1999 and 1998, respectively.

                                             2000         1999
                                             ----         ----
                                             (in thousands)
Accounts receivable                       $ 3,879      $ 4,174
Less: allowance for doubtful accounts        (720)        (877)
                                          -------      -------
Accounts receivable, net                  $ 3,159      $ 3,297
                                          =======      =======

5.   INVENTORY

As of January 31, 2000 and January 31, 1999, merchandise inventories consisted of:

                                              2000         1999
                                              ----         ----
                                              (in thousands)
Raw materials                             $  7,557     $  4,177
Finished goods inventory                   140,134      112,571
                                          --------     --------
Merchandise inventories                   $147,691     $116,748
                                          ========     ========

Raw materials primarily consist of diamonds, precious gems, semi-precious gems and gold. Included within finished goods inventory are allowances for inventory shrink, scrap, and miscellaneous costs of $3,517,000 and $3,948,000 for the years ended January 31, 2000 and 1999, respectively. As of January 31, 2000 and 1999, merchandise consignment inventories held by the Company that are not included in its balance sheets totaled $52,620,000 and $37,778,000, respectively. In addition, gold consignments of $24,294,000 and $21,279,000 are not included in the Company's balance sheet at January 31, 2000 and 1999, respectively (see Note 8, Financing Arrangements).

Certain general and administrative costs are allocated to inventory. As of January 31, 2000 and 1999, these amounts included in inventory are $2,464,000 and $1,950,000, respectively. General and administrative expenses previously allocated to inventory which are included in cost of sales were $3,888,000, $2,945,000, and $2,608,000 for the years ended January 31, 2000, 1999 and 1998, respectively.

6.   PROPERTY AND EQUIPMENT

Property and equipment includes the following as of January 31:

                                                      2000        1999
                                                      ----        ----
                                                      (in thousands)
Furniture, fixtures and software                   $53,122     $39,188
Leasehold improvements                              26,406      22,398
                                                   -------     -------
Property and equipment                              79,528      61,586
Less accumulated depreciation and amortization      30,384      27,282
                                                   -------     -------
Property and equipment, net                        $49,144     $34,304
                                                   =======     =======

Depreciation and amortization expense was $7,355,000, $4,791,000, and $3,657,000 for the years ended January 31, 2000, 1999, and 1998, respectively.

7.   LONG-TERM LIABILITIES

Included in long-term liabilities at January 31, 2000 and 1999 are $1,661,000 and $1,627,000, respectively, of deferred lease obligations.

8.   FINANCING ARRANGEMENTS

In conjunction with the Acquisition (see Note 2), the Company entered into an Amended and Restated Revolving Credit Term Loan and Gold Consignment Agreement (the "Credit Agreement") with its bank group to provide for a total facility of $110.0 million through September 10, 2003. The facility provides for a $20.0 million term loan and $90.0 million revolver facility. Proceeds from the Credit Agreement were used to repay the Company's former credit facility and to fund the Acquisition.

Under this Credit Agreement, the banks have a collateral security interest in substantially all of the assets of the Company including those purchased in the Acquisition. The Credit Agreement contains certain restrictions on capital expenditures, investments, payment of dividends, assumption of additional debt, and mergers, acquisitions and divestitures, among others, and requires the Company to maintain certain financial ratios based on levels of funded debt, capital expenditures and earnings before interest, taxes, depreciation and amortization.

REVOLVER LOAN
The revolving loan facility under the Credit Agreement is available up to a maximum of $90.0 million, including amounts borrowed under the gold consignment facility, and is limited by a borrowing base computed based on the value of the Company's inventory and accounts receivable. Availability under the revolver is based on amounts outstanding thereunder, including the value of consigned gold which fluctuates based on current gold prices. Effective October 5, 1999 the revolving credit facility under the Credit Agreement was increased to $100 million through December 31, 1999. Interest rates and commitment fees on the unused facility float in a grid based on the Company's quarterly financial performance.

Current interest rates for borrowings under this agreement are, at the Company's option, Eurodollar rates plus 137.5 basis points or the banks' prime rate. Interest is payable monthly for prime borrowings and upon maturity for Eurodollar borrowings. The interest expense under the current and former revolver facilities for the years ended January 31, 2000, 1999 and 1998 was $3,279,000, $2,060,000 and $1,646,000, respectively, reflecting a weighted average interest rate of 6.9%, 7.7% and 7.4%, respectively.

TERM LOAN
The term loan facility under the Credit Agreement is available up to a maximum of $17.3 million (originally $20.0 million, less principal repayments). Current interest rates for these borrowings are, at the Company's option, Eurodollar rates plus 187.5 basis points or the banks' prime rate plus 50 basis points. Interest is payable monthly for prime borrowings and upon maturity for Eurodollar borrowings. Interest rates and the commitment fee charged on the unused facility float in a grid based on the Company's quarterly financial performance. The interest expense under the current and former term loan facilities for the years ended January 31, 2000, 1999 and 1998 for these borrowings was $1,372,000, $1,139,000 and $75,000, respectively, reflecting a weighted average interest rate of 7.3%, 7.8% and 7.9%, respectively.

GOLD CONSIGNMENT FACILITY
During the second quarter of 1996, the Company sold and simultaneously consigned a total of 39,000 troy ounces of gold for $15.3 million under a gold consignment facility. During the second quarter of 1998, the Company sold and simultaneously consigned an additional 20,000 troy ounces of gold for $6.0 million. On March 3, 1999 the Company sold and simultaneously consigned 10,500 troy ounces of gold for $3.0 million. The facility provides for the sale of a maximum of 115,000 troy ounces of gold or $40.0 million. Under the agreement, the Company pays consignment fees of 175 basis points over the rate set by the bank based on the London Interbank Bullion Rates payable monthly. A commitment fee of 50 basis points per annum on the unused portion of the gold consignment facility is payable monthly. Interest rates and the commitment fees charged on the unused facility float in a grid based on the Company's quarterly financial performance. The consignment fees totaled $699,000, $549,000 and $447,000 for the years ended January 31, 2000, 1999 and 1998, respectively, at a weighted average rate of 3.6%, 3.5% and 3.4%, respectively. On September 10, 2003, the Company is required to repurchase 69,500 troy ounces of gold under this agreement at the prevailing gold rate in effect on that date, or the facility will be renewed. Based on the gold rate as of January 31, 2000, the market value of the gold consigned was $19.8 million.

SUBORDINATED NOTES
Series A Senior Subordinated Notes due 2004 (the "Series A Notes") totaling $12,000,000 bear interest at 12.15% per annum payable in cash, with interest payments due quarterly. The Series B Senior Subordinated Notes due 2004 (the "Series B Notes") totaling $8,000,000 bear interest at 15% per annum increasing 1% per annum beginning May 1, 1998, payable in cash, with interest payments due quarterly.

The Series A Notes subsequently were exchanged for the Series C Notes which are identical in all material respects to the Series A Notes, except that the Series C Notes have been registered under the Securities Act of 1933, as amended. The Series B Notes subsequently were exchanged for the Series D Notes which are identical in all material respects to the Series B Notes, except that the Series D Notes have been registered under the Securities Act of 1933, as amended.

In conjunction with the Company's Common Stock offering in November 1996, the Series D Notes were redeemed at a premium. In January 1998, $1,480,000 of the Series C Notes were redeemed for a total of $1,554,000. In January 1998, the Company completed a tender offer to purchase $9,880,000 of the Series C Notes at a premium of $1,087,000. Interest expense was $78,000 for the years ended January 31, 2000 and 1999, respectively.

As of January 31, 2000 and 1999, the current portion and noncurrent portion of long-term debt consisted of the following:

                                               2000        1999
                                               ----        ----
                                               (in thousands)
Current portion of long-term debt:
    Term loan                               $ 3,250     $ 2,750
                                            -------     -------
        Total                               $ 3,250     $ 2,750
                                            =======     =======

Long-term debt, net of current portion:
    Term loan                               $ 4,000     $17,250
    Subordinated debt                           640         640
                                            -------     -------
        Total                               $14,640     $17,890
                                            =======     =======

Future scheduled maturities under the loan agreements, excluding the revolver, for January 31, 2000, are as follows:


                                            TERM         SUBORDINATED NOTES                TOTAL
                                            ----         ------------------                -----
                                                           (in thousands)
January 31, 2001                        $  3,250                        ---           $    3,250
January 31, 2002                           4,250                        ---                4,250
January 31, 2003                           5,250                        ---                5,250
January 31, 2004                           4,500                        ---                4,500
April 30, 2004                               ---                        640                  640
                                    -------------    -----------------------    -----------------
Total                                   $ 17,250               $        640           $   17,890
                                    =============    =======================    =================

The carrying amount of the Company's borrowings under the Credit Agreement and other long-term borrowings approximate fair value.

DEFERRED FINANCING COSTS
In conjunction with the Company's recapitalization of its financing arrangements in fiscal year 1997 and the establishment of the Credit Agreement in fiscal year 1998, the Company incurred $2,503,000 and $1,100,000, respectively, in deferred financing costs. These costs are being amortized over the term of the Credit Agreement. Amortization expense in the years ended January 31, 2000, 1999 and 1998 was $362,000, $303,000 and $308,000, respectively.

In the fourth quarter of fiscal 1997, the Company recorded an extraordinary loss of $1.0 million, net of $0.7 million tax in connection with the tender offer to purchase Series C notes. The loss consisted of $1.3 million of costs associated with the extinguishment of debt and $0.4 million write-off of deferred financing costs.

9.       INCOME TAXES

The temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to a significant portion of the deferred tax asset and deferred tax liability and their approximate tax effects are as follows, as of January 31:

                                                               2000                                           1999
                                                               ----                                           ----
                                                                                 (in thousands)
                                                 Temporary              Tax Effect             Temporary               Tax Effect
                                                Difference                                     Difference
                                            --------------------    -------------------    -------------------     -----------------
Merchandise inventories                     $             1,402     $              554     $              665      $           263
Property and equipment, net                                 103                     40                    994                  393
Accrued rent                                              1,862                    736                  1,627                  642
Accounts receivable                                         985                    389                  1,077                  425
Sales returns                                             1,229                    485                    691                  273
Other                                                     1,665                    658                  1,309                  518
                                            --------------------    ------------------     ------------------      ---------------
       Total deferred tax asset                           7,246                  2,862                  6,363                2,514
                                            -------------------     ------------------     ------------------      ---------------
Other liability                                             413                    163                    177                   70
                                            --------------------    ------------------     ------------------      ---------------
       Total deferred tax liability                        (413)                  (163)                  (177)                 (70)
                                            -------------------     ------------------     ------------------     ----------------
       Net deferred tax asset               $             6,883     $            2,699     $            6,186      $         2,444
                                            ===================     ==================     ==================      ===============


The net current and non-current components of deferred income taxes recognized in the balance sheet at January 31 are as follows:

                                                              2000                    1999
                                                              ----                    ----
                                                                     (in thousands)
Net current assets                                     $           2,086         $          1,518
Net non-current assets                                               613                      926
                                                       ------------------        ----------------
                                                       $           2,699         $          2,444
                                                       =================         ================

The income tax expense for the years ended January 31, consists of the following:

                                                   2000                    1999                   1998
                                                   ----                    ----                   ----
                                                                        (in thousands)
Current expense                                    $     12,559            $     8,162            $     2,456
Deferred tax expense                                       (456)                   766                  4,063
                                            -------------------     ------------------      -----------------
Total income tax expense                           $     12,103            $     8,928            $     6,519
                                            ===================     ==================      =================

The provision for income taxes on income differs from the statutory tax expense computed by applying the federal corporate tax rate of 35% for the years ended January 31, 2000, and 1999 and 34% for the year ended January 31, 1998.

                                                                     2000                    1999                   1998
                                                                     ----                    ----                   ----
                                                                                        (in thousands)
Taxes computed at statutory rate                                    $     11,002             $     8,116             $     5,683
State tax expense, net of federal benefit                                  1,395                     943                     743
Other                                                                       (294)                   (131)                     93
                                                                    ------------             -----------             -----------
Total income tax expense                                            $     12,103             $     8,928             $     6,519
                                                                    ============             ===========             ===========

10.         COMMON STOCK

Following are the number of shares issued for each of the Company's classes of Common Stock as of January 31:

                                            Common Stock         Class B
                                          (Par value $.001)    Common Stock     Treasury Stock
                                                             (par value $1.00)
                                       ----------------------------------------------------------
Balance at January 31, 1997                    15,091,739               152              (26)
                                       ----------------------------------------------------------
Exercise of Options                               131,815               ---              ---
                                       ----------------------------------------------------------
Balance at January 31, 1998                    15,223,554               152              (26)
                                       ----------------------------------------------------------
Exercise of Options                                55,235               ---              ---
                                       ----------------------------------------------------------
Balance at January 31, 1999                    15,278,789               152              ---
Exercise of Options/Restricted Shares              74,331               ---              ---
Purchase of Treasury Stock                            ---               ---         (883,350)
                                       ----------------------------------------------------------
Balance at January 31, 2000                    15,353,120               152         (883,376)
                                       ==========================================================

Each share of Class B Common Stock is exchangeable into common stock on a 35.4 for 1 basis. Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 35.4 votes on each matter submitted to stockholders for vote.

11.             EARNINGS PER COMMON SHARE

The Company adopted SFAS No. 128, "Earnings Per Share," in fiscal year 1998. This accounting pronouncement eliminates the measure of performance called "primary" earnings per share and replaces it with "basic" earnings per share. The essential difference between the two calculations is that the dilutive effects of stock options outstanding are not considered in the basic computation. As a result, basic earnings per share tend to be slightly higher than primary earnings per share. The pronouncement also changed the measure previously reported as "fully diluted" earnings per share to "diluted" earnings per share. All prior periods have been restated.

Basic earnings per share is computed by dividing net earnings available to holders of common stock by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed assuming the exercising of all stock options that are profitable to the recipients. Under these assumptions, the weighted average number of common shares outstanding is increased accordingly.
The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:

------------------------------------------------------------------------------------------------------------------------------------
                                                             2000                         1999                         1998
                                                             ----                         ----                         ----
------------------------------------------------------------------------------------------------------------------------------------
                                                     Basic         Diluted        Basic         Diluted        Basic         Diluted
                                                     -----         -------        ------        -------        ------        -------
------------------------------------------------------------------------------------------------------------------------------------
EPS Numerator:
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                  $  19,334      $ 19,334      $  14,262     $  14,262      $  11,230     $  11,230
------------------------------------------------------------------------------------------------------------------------------------
EPS Denominator:
------------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding:                   14,560        14,560         15,275        15,275         15,140        15,140
------------------------------------------------------------------------------------------------------------------------------------
Effect of dilutive securities:
------------------------------------------------------------------------------------------------------------------------------------
Stock options                                           ---           569            ---           220            ---           198
------------------------------------------------------------------------------------------------------------------------------------
Total shares                                         14,560        15,129         15,275        15,495         15,140        15,338
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Earnings per share before extraordinary item          $1.33         $1.28          $0.93         $0.92          $0.74          $0.73
------------------------------------------------------------------------------------------------------------------------------------

On February 19, 1999, the Company announced that its Board of Directors had authorized the repurchase of up to $10.0 million of its Common Stock. Shares repurchased by the Company will reduce the weighted average number of common shares outstanding for basic and diluted earnings per share calculations. As of January 31, 2000, the Company has repurchased 883,350 shares at a total cost of approximately $10.0 million.

12.          EMPLOYEE BENEFIT PLAN

Effective October 1, 1997, the Company established a 401(k) Plan (the "Plan") for the benefit of substantially all employees. Employees become eligible to participate in the Plan after one year of service which is defined as at least one year of employment and 1,000 hours worked in that year. The Company may make discretionary contributions to the Plan. No such contributions have been made.

In 1988, the Company established an Employee Stock Ownership Plan (the "ESOP"), which is a noncontributory plan established to acquire shares of the Company's Class B Common Stock for the benefit of all employees. In conjunction with completion of the Company's initial public offering and recapitalization of its financing arrangements, the Company restructured its ESOP. As of January 31, 1998, all remaining shares had been released to participants. As long as the Company's stock is publicly traded, the Company is not required to repurchase shares from ESOP participants. The only remaining activity of the ESOP is to make distributions to existing participants or beneficiaries.

13.        STOCK PLANS

On September 28, 1995, the Company authorized options for the equivalent of 1,039,647 shares under the Incentive Stock Option Plan (the "1995 Plan") to be granted to certain members of the Company's management. Options for the equivalent of 1,032,342 shares were issued at exercise prices ranging from $0.60 to $0.66 per share. These prices were greater than or equal to the fair market value at the date of grant, as determined by an independent third party valuation. The options allow the holders to purchase Common Stock within a period ranging from five years to five years and eight months, at a fixed price. No expense was recorded in connection with these options. On September 28, 1995, the Company granted the equivalent of 759,222 shares of Restricted Stock to certain members of the Company's management. During fiscal 1995, the Company recognized $461,000 in compensation expense relating to the issuance of these shares. This amount represented the fair market value of the shares at the grant date, as determined by an independent third party valuation.

In April 1996, the Company approved the 1996 Long-Term Incentive Plan (the "1996 Plan"). Under the 1996 Plan, the Company may grant incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. In addition, the Company may grant stock appreciation rights, bonus stock awards which are vested upon grant, stock awards which may be subject to a restriction period and specified performance measures, and performance shares. Performance shares are rights, contingent upon the attainment of the performance measures within a specified performance period, to receive one share of Common Stock, which may be restricted, or the fair market value of such performance share in cash. A total of 1,156,784 shares of Common Stock have been reserved for issuance under the 1996 Plan. Grants may be made under the 1996 Plan during the ten years after its effective date. Options granted under the 1996 Plan generally vest in four equal annual installments and expire ten years after the date of grant. Options and shares granted under the plans are subject to forfeiture based on, among other things, the nature and timing of the termination of employment.

The Company approved the 1997 Long-Term Incentive Plan (the "1997 Plan") on February 24, 1997 and the stockholders adopted the 1997 Plan on June 5, 1997. On June 8, 1999 the stockholders adopted an amendment to the 1997 Plan to increase the Common Stock reserved for issuance under the 1997 Plan. Under the 1997 Plan, the Company may grant ISOs or nonqualified stock options. The 1997 Plan also provides for the grant of stock appreciation rights ("SARs"), bonus stock awards which are vested upon grant, stock awards which may be subject to a restriction period and specified performance measures, and performance shares. Performance shares are rights, contingent upon the attainment of performance measures within a specified performance period, to receive one share of Common Stock, which may be restricted, or the fair market value of such performance share in cash. A total of 1,500,000 shares of Common Stock have been reserved for issuance under the 1997 Plan. Grants may be made under the 1997 Plan during the ten years after its effective date. Options granted under the 1997 Plan expire ten years after the date of grant and generally vest in (i) four equal annual installments or
(ii) after nine years, subject to acceleration in the first, second and third years after the date of grant based on the Company's performance.

In December 1997, the Company adopted the 1998 Non-Employee Director Stock Option Plan (the "1998 Plan"), effective February 1, 1998. Under the 1998 Plan, non-employee directors may elect to receive all or a designated amount of their directors' fee in the form of stock options. A total of 37,500 shares have been reserved for issuance under the 1998 Plan. Grants may be made during the ten years after its effective date. Options granted under the 1998 Plan vest at the end of the quarter in which the date of grant occurs and expire ten years after the date of grant. As of January 31, 2000, options covering 27,830 shares had been granted under the 1998 Plan.

Option activity for the years ended January 31, 1998, 1999 and 2000 was as follows:

---------------------------------------------------------------------------------------------------------------------
                                                               Shares          Weighted-Average            Options
                                                                                 Exercise Price       Excercisable
---------------------------------------------------------------------------------------------------------------------
Balance at January 31, 1997                                 1,337,376              $       7.85                 194,802
---------------------------------------------------------------------------------------------------------------------
Options granted                                               283,725                      7.70
---------------------------------------------------------------------------------------------------------------------
Options exercised                                            (131,816)                     0.63
---------------------------------------------------------------------------------------------------------------------
Options canceled                                              (16,724)                     6.45
---------------------------------------------------------------------------------------------------------------------
Balance at January 31, 1998                                 1,472,561              $       8.49                 348,636
---------------------------------------------------------------------------------------------------------------------
Options granted                                               171,140                     11.37
---------------------------------------------------------------------------------------------------------------------
Options exercised                                             (55,235)                     2.13
---------------------------------------------------------------------------------------------------------------------
Options canceled                                              (32,363)                     9.45
---------------------------------------------------------------------------------------------------------------------
Balance at January 31, 1999                                 1,556,103      $               9.02                 659,057
---------------------------------------------------------------------------------------------------------------------
Options granted                                               711,751                     12.96
---------------------------------------------------------------------------------------------------------------------
Options exercised                                             (74,331)                     6.15
---------------------------------------------------------------------------------------------------------------------
Options cancelled                                             (21,902)                    10.93
---------------------------------------------------------------------------------------------------------------------
Balance at January 31, 2000                                 2,171,621      $              10.38                 980,663
---------------------------------------------------------------------------------------------------------------------

The weighted-average fair value of the options covering 711,751, 171,140, and 283,725 shares granted was $12.97, $5.34, and $4.18, for the years ended January 31, 2000, 1999 and 1998, respectively.

The following table summarizes the status of outstanding stock options as of January 31, 2000:

                                                    Shares Covered By
                                                   Outstanding Options                                   Options Exercisable
                           Number of Shares         Weighted Average
Range of                      Covered By                Remaining         Weighted-Average     Number of Options    Weighted-Average
Exercise Prices           Outstanding Options       Contractual Life       Exercise Price         Exercisable        Exercise Price
--------------------- --------------------------------------------------------------------------------------------------------------
$0.60 - $0.60                          5,110                    1.33               $0.60                5,110                  $0.60
$6.75 - $9.33                      1,331,654                    6.46                8.92              926,403                   9.01
$9.42 - $11.46                       645,447                    9.21               11.29               21,247                  10.27
$11.54 - $26.63                      189,410                    9.09               17.75               27,903                  12.57
------------------------------------------------------------------------------------------------------------------------------------
$0.60 - $26.63                     2,171,621                    7.50              $10.38              980,663                  $9.10
====================================================================================================================================

Had the Company elected to apply the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted during the years ended January 31, 2000, 1999, and 1998, reported net income and earnings per share would have been reduced as follows:

                                                                    2000                      1999                      1998
                                                                  (in thousands, except per share amounts)
Net income, as reported                                         $ 19,334              $     14,262              $     10,195
Pro forma net income                                              17,037                    12,641                     8,782
Earnings per share, as reported                                     1.28                      0.92                      0.66
Pro forma earnings per share                                        1.13                      0.82                      0.57

For purposes of pro forma net income and earnings per share calculation in accordance with SFAS No. 123, for each option granted under the 1995 Plan during the year ended January 31, 1996, the fair value is estimated as of the date of grant using the Minimum Value method using a weighted-average assumption of 6.1% risk-free interest rate and 5.5 year option life. For each option granted during the years ended January 31, 2000, 1999, and 1998, the fair value is estimated using the Black-Scholes option-pricing model. The assumptions used are as follows:

                   -------------------------------------------------------------------------------------------------------
                                                                   2000                  1999                  1998
                                                                   ----                  ----                  ----
                   Risk-free interest rate                         5.3%                  5.3%                  6.4%
                   -------------------------------------------------------------------------------------------------------
                   Dividend yield                                     0                     0                      0
                   -------------------------------------------------------------------------------------------------------
                   Option life                                  6 years               6 years                6 years
                   -------------------------------------------------------------------------------------------------------
                   Volatility                                       39%                   40%                    47%
                   -------------------------------------------------------------------------------------------------------

14.          COMMITMENTS

The Company leases office facilities and all retail stores, generally under noncancelable agreements for periods ranging from 7 to 13 years. Most leases require the payment of taxes, insurance and maintenance costs. Future minimum rentals under noncancelable operating leases as of January 31, 2000 are as follows:

                             Years ending January 31,                     Amount
                                                                  (in thousands)
                                                            ---------------------
                             2001                                    $    20,336
                             2002                                         19,879
                             2003                                         19,322
                             2004                                         18,930
                             2005                                         17,846
                             thereafter                                   64,758
                                                            ---------------------
                                                                     $   161,071
                                                            =====================

Total rental expense for all operating leases for the years ended January 31, is as follows:

                                                        2000                         1999                         1998
                                                        ----                         ----                         ----
Rental expense:
    Minimum                                               $    17,950               $       13,517              $        10,748
    Rentals based on sales                                      2,520                        2,015                        1,746
                                               ------------------------    -------------------------    -------------------------
                                                          $    20,470               $       15,532              $        12,494
                                               ========================    =========================    =========================

15.  SUBSEQUENT EVENTS

     ACCOUNTING CHANGE

     On December 3, 1999 the SEC issued certain accounting guidance in Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, among other things, indicates that revenue from layaway sales should only be recognized upon delivery of merchandise to the customer. In consideration of this guidance, the Company will implement a change in accounting in the first quarter of fiscal year 2000.

      The Company has recorded a charge of approximately $5.0 million, $3.0 million net of tax, which will be presented as a cumulative effect of this accounting change on February 1, 2000.

     REGISTRATION STATEMENT (UNAUDITED)

     On January 27, 2000, the Company filed with the SEC a registration statement on Form S-3 for the offer and sale by the Company of 2,300,000 shares of its common stock and by selling stockholders of 625,000 shares of the Company's common stock. Net proceeds from the offering are intended to pay down bank debt, and for working capital and other general corporate purposes.

16.  UNAUDITED QUARTERLY RESULTS

The Company's results of operations fluctuate on a quarterly basis. The following table sets forth summary unaudited financial information of the Company for each quarter in fiscal 1999 and fiscal 1998. In the opinion of management, this quarterly information has been prepared on a basis consistent with the Company's audited financial statements appearing elsewhere in this annual report, and reflects adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto.

                                                                 1999 Quarters Ended
                                      ------------------------------------------------------------------------------
                                      April 30, 1999        July 31, 1999      October 31, 1999     January 31, 2000
                                      --------------        -------------      ----------------     ----------------
                                                      (in thousands, except per share amounts)
Net Sales                               $     58,935         $     65,886          $     62,933          $   127,652
Gross profit                                  22,987               26,623                25,039               57,859
Income from operations                         3,157                5,080                 3,434               25,585
Net income                                     1,168                2,268                 1,085               14,813
Diluted earnings per share:
      Net income                        $       0.08         $       0.15          $       0.07          $      0.97

                                                                 1998 Quarters Ended
                                      ------------------------------------------------------------------------------
                                      April 30, 1998        July 31, 1998      October 31, 1998     January 31, 1999
                                      --------------        -------------      ----------------     ----------------
                                                      (in thousands, except per share amounts)
Net Sales                               $     41,584         $     46,849          $     48,483          $   102,026
Gross profit                                  16,139               18,762                19,030               45,643
Income from operations                         1,946                3,574                 2,193               19,600
Net income                                       702                1,681                   609               11,270
Diluted earnings per share:
      Net income                        $       0.05         $       0.11          $       0.04          $      0.73